Exhibit 10.1

John K. Buller

2101 Westlake Avenue N, #302

Seattle, WA 98012

206-321-0016

TO:	Tully’s Coffee Corporation

Attention: Chairman and Board of Directors

3100 Airport Way South

Seattle, WA 98134

RE:	30 Day Written Notice

After considerable thought, and with the greatest respect for the company, its employees and investors, I have decided to resign giving 30 day notice which shall be effective February 8, 2008, unless the Board chooses to release me from my duties and obligations earlier.

This letter applies to my position as President and CEO of Tully’s Coffee Corporation, as a Board of Director, and all other associated roles with the Company. I am very proud of what has been accomplished over the past year, and the progress we have made. But I believe the company must continue to evolve to be successful, and my resignation will give the Board of Directors the broadest range of options in charting this evolution.

Tully’s has outstanding products, outstanding and talented employees, and legions of loyal customers. I believe that through the evolution of the company’s business model, Tully’s will have a bright future.

January 11, 2008	/s/ John K. Buller
Date	John K. Buller

Copies to:

Patrick R. Lamb, Carney Badley Spellman, P.S.

Michael Dwyer, Lane Powell PC